CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 18 to the Registration Statement on Form N-4 (No. 333-230376) (the “Registration Statement”) of RiverSource® RAVA 5 Advantage® Variable Annuity (Offered for contract applications signed on or after April 29, 2019) of our report dated February 25, 2022 relating to the consolidated financial statements of RiverSource Life Insurance Company and consent to the use in the Registration Statement of our report dated April 22, 2022 relating to the financial statements of each of the divisions of RiverSource Variable Account 10 indicated in our report, which appear in such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” and we consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 22, 2022